Exhibit 10.12

PROMISSORY NOTE

FOR VALUABLE CONSIDERATION RECEIVED, SOL-GEL TECHNOLOGIES LTD., an Israeli company (the “Company”), hereby promises to pay to MOSHE ARKIN., an Israeli individual, I.D number 05-164306-2 (“Holder”), the principal amounts specified in Schedule A hereto (the “Aggregate Principal Amount”) comprised of several outstanding loans advanced prior or following the date hereof (each, a “Loan”), until this Promissory Note (“Note”) is paid in full. Schedule A may be updated form time to time in order to reflect additional principal amounts advance hereunder, by confirmation of the parties through the exchange of written instrument (including in electronic form).

1.	No Interest Rate. Each of the Loans shall bear no interest.

2.	Unsecured Note. Holder acknowledges and agrees that the indebtedness represented by this Note is unsecured.

3.	Right to Prepay By Company; Termination. The Company may, in its sole discretion, prepay this Note in its entirety or any portion of, without premium or penalty.

Following the full payment of all amounts outstanding under this Note, this Note shall be terminated.

4.	Events of Default. Each of the following events shall be an Event of Default (“Event of Default”) for purposes of this Note:

The Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a “debtor” under the Israeli liquidation law or other similar law or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against the Company for any such relief, or a trustee, receiver or liquidator shall be appointed for the Company or all or any substantial part of the properties of the Company, or if any petition for bankruptcy, reorganization or arrangement under bankruptcy law shall be filed by or against, consented to, or acquiesced in by the Company, or if any proceeding for the dissolution or liquidation of the Company shall be instituted; provided, that if such appointment, petition or proceeding was involuntary and not consented to by the Company, the same shall become an Event of Default upon the same not being discharged, stayed or dismissed within sixty (60) days.

5.	Remedies on Default; Acceleration. Upon the occurrence of an Event of Default, Holder shall have the right to declare any amount payable under this Note to be immediately due and payable upon written notice from Holder to the Company.

6.	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Note shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to Holder, to:

Moshe Arkin.

Ha'Choshlim 6 Herzliya

4672406 Israel

if to Company, to:

Sol-Gel Technologies Ltd.

7 Golda Meir St., Weizmann Science Park

Ness Ziona, 7403648 Israel

Atten: CEO

7.	Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the Company and Holder (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers).

8.	Assignment.

a.	Holder shall have the right to assign, sell, transfer, delegate, or otherwise dispose of any right or obligation under this Note without the prior written consent of the Company.

b.	This Note may not be assigned by the Company without Holder’s written consent.

9.	Governing Law and Venue. This Note shall be construed and interpreted pursuant to and in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Note shall be venued only in the courts of Tel Aviv in the State of Israel.

10.	Entire Agreement. This Note states all the terms of the agreement between the parties in respect of its subject matter. It supersedes all prior agreements in respect of the loans specified in Schedule A (including the certain Promissory Note dated December 6, 2015).

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IN WITNESS WHEREOF, this Promissory Note has been executed and delivered effective as of the date first set forth above.

SOL-GEL TECHNOLOGIES LTD.

By:	/s/ Kobbi Nir
Name: Kobbi Nir
Title: CFO

Agreed and accepted this 2nd day of August, 2016.

/s/ Moshe Arkin

MOSHE ARKIN

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Schedule A

Loan No.	Date of Loan	Loan Amount
1	18/08/2014	$834,554
2	22/10/2014	$2,500,000
3	04/02/2015	$1,500,000
4	24/04/2015	$5,000,000
5	08/07/2015	$500,330
6	30/11/2015	$1,500,000
7	16/12/2015	$5,000,000
8	31/12/2015	$502,242
9	3/5/2016	$5,000,000
Aggregate Principle Amount:		$22,337,126

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